Exhibit 99.1

Jade Biosciences Reports First Quarter 2026 Financial Results and Provides Corporate Update

•	Interim biomarker-rich Phase 1 data for JADE101 to be featured in an oral session at the 63rd European Renal Association Congress

•	Phase 2 trial of JADE101 in IgA nephropathy patients expected to begin in the second quarter of 2026; interim data expected in 2027

•	Phase 1 study of JADE201, a half-life extended afucosylated anti-BAFF-R antibody, expected to begin in the second quarter of 2026; interim data expected in 2027

•	Phase 1 clinical trial for JADE301 remains on track to begin in the first half of 2027

•	$311 million in cash, cash equivalents, and investments as of March 31, 2026 expected to provide runway into the first half of 2028

San Francisco and Vancouver, British Columbia – May 7, 2026 – Jade Biosciences, Inc. (“Jade” or the “Company”) (Nasdaq: JBIO), a biotechnology company focused on developing best-in-class therapies for autoimmune diseases, today announced financial results for the first quarter ending March 31, 2026, and provided a corporate update.

“With the upcoming initial biomarker-rich Phase 1 data for our lead program, JADE101, and an additional program expected to enter the clinic this quarter, we are transitioning into a new phase of focused clinical execution,” said Tom Frohlich, Chief Executive Officer of Jade Biosciences. “We believe these milestones position us to generate meaningful clinical insights across our portfolio over the coming quarters, while continuing to rapidly advance our pipeline of potentially best-in-class therapies for autoimmune diseases.”

Pipeline and Corporate Updates

JADE101: potentially best-in-class selective anti-APRIL monoclonal antibody for IgA nephropathy (IgAN)

•

Biomarker-rich interim data from the Phase 1 healthy volunteer study of JADE101 to be presented in an oral session at the 63rd European Renal Association (ERA) Congress. These data are expected to define the dose and dosing interval for subsequent JADE101 IgAN patient studies and further characterize JADE101’s profile.

•	Following review of the Phase 1 data, Jade expects to evaluate potential opportunities to accelerate the clinical development of JADE101.

•

The company expects to initiate a Phase 2 clinical trial evaluating JADE101 in patients with IgAN in the second quarter of 2026; interim data are expected in 2027. A Trial-in-Progress presentation will be delivered during an oral session at the 2026 ERA Congress.

JADE201: potentially best-in-class anti-BAFF-R monoclonal antibody for autoimmune diseases

•

The company expects to initiate a Phase 1 clinical trial evaluating JADE201 in patients with rheumatoid arthritis in the second quarter of 2026. Interim Phase 1 data are expected in 2027 and will inform indication prioritization and a focused clinical development strategy.

•	JADE201 has broad potential across multiple autoimmune indications supported by B cell and BAFF-R biology.

JADE301: undisclosed antibody program for autoimmune diseases

•

JADE301, an undisclosed antibody program targeting autoimmune diseases, is expected to enter a first-in-human clinical trial in the first half of 2027. Additional details are expected to be disclosed in the second half of 2026.

Corporate

•

Jade appointed Edward R. Conner, M.D., as Chief Medical Officer (CMO). Dr. Conner is an accomplished biopharmaceutical executive with deep experience in clinical development, translational medicine and regulatory strategy across early- and late-stage programs. As CMO, he will lead Jade’s clinical and medical organization and advance the Company’s pipeline of potentially disease-modifying therapies for autoimmune diseases.

•

The company announced the promotion of Dr. Andrew King to President, Research and Development, reflecting his expanded leadership and strategic oversight across the research and development organization.

First Quarter 2026 Financial Results

•

Cash Position: As of March 31, 2026, Jade had cash, cash equivalents, and investments of $311.3 million. Based on its current operating plans, Jade believes that its existing cash will enable it to fund its operating expenses and capital expenditure requirements into the first half of 2028.

•

Research and Development (R&D) expenses: R&D expenses totaled $36.1 million for the first quarter ended March 31, 2026, compared to $20.0 million for the quarter ended March 31, 2025. R&D expenses increased primarily due to increased costs around chemistry, manufacturing and controls and clinical activity as well as higher personnel-related costs as the Company builds out the internal R&D function.

•

General and Administrative (G&A) expenses: G&A expenses totaled $7.4 million for the first quarter ended March 31, 2026, compared to $3.4 million for the quarter ended March 31, 2025. G&A expenses increased primarily due to higher personnel-related costs as the Company builds out its internal infrastructure.

•

Net loss: Net loss totaled $40.4 million for the first quarter ended March 31, 2026, compared to $38.2 million for the quarter ended March 31, 2025. Net loss increased primarily due to higher R&D and G&A expenses, as described above.

•

Shares Outstanding: As of March 31, 2026, Jade had approximately 70,745,453 shares of common stock and common stock equivalents outstanding, including shares underlying pre-funded warrants and non-voting convertible preferred stock.

About Jade Biosciences, Inc.

Jade Biosciences is a clinical-stage biotechnology company focused on developing best-in-class therapies that address critical unmet needs in autoimmune diseases. Jade’s lead candidate, JADE101, targets the cytokine APRIL, and is currently being evaluated for the treatment of immunoglobulin A nephropathy. Jade’s pipeline also includes JADE201, an afucosylated anti-BAFF-R monoclonal antibody, as well as JADE301, an undisclosed antibody candidate. Jade was launched based on assets licensed from Paragon Therapeutics, an antibody discovery engine founded by Fairmount. For more information, visit JadeBiosciences.com and follow the Company on LinkedIn.

Forward-Looking Statements

Certain statements in this communication, other than purely historical information, may constitute “forward-looking statements” within the meaning of the federal securities laws, including for purposes of the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements relating to Jade’s expectations, hopes, beliefs, intentions or strategies regarding the future of its pipeline and business including, without limitation: Jade’s ability to achieve the expected benefits or opportunities with respect to JADE101, JADE201 and JADE301; plans for future clinical trials, including the expected timelines for initiation of the Phase 2 clinical trial of JADE 101 and first-in-human clinical trials of JADE201 and JADE301; expected timelines for data from the Phase 1 clinical trial of JADE101, the Phase 2 clinical trial of JADE101 and the Phase 1 clinical trial of JADE201 and the potential to accelerate the clinical development of JADE101; the potential of Jade’s product candidates to become best-in-class therapies; their potential therapeutic uses, efficacy, safety profiles, and dosing; and the potential for Jade’s cash runway to extend into the first half of 2028. The words “opportunity,” “potential,” “milestones,” “pipeline,” “can,” “goal,” “strategy,” “target,” “anticipate,” “achieve,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “plan,” “possible,” “project,” “should,” “will,” “would” and similar expressions (including the negatives of these terms or variations of them) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Jade will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Jade’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: the risks that the Phase 1 clinical trial of JADE101, the planned Phase 2 clinical trial of JADE101, the planned Phase 1 clinical trials of JADE201 and JADE301 and any other future trials may be delayed or may not demonstrate desirable efficacy; adverse events and safety signals may occur; Jade may experience unanticipated costs, difficulties or delays in the product development process; Jade’s product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; enrollment or regulatory challenges; risks associated with Jade’s dependence on third-party vendors for the development, manufacture and supply of its product candidates; Jade may use its capital resources sooner than expected; and the other risks, uncertainties and factors more fully described in Jade’s most recent filings with the Securities and Exchange Commission (including the Annual Report on Form 10-K for the year ended December 31, 2025 and its subsequent filings). Should one or more of these risks or uncertainties materialize, or should any of Jade’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on forward-looking statements in this communication, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Jade does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements, except as required by law. This communication does not purport to summarize all of the conditions, risks and other attributes of an investment in Jade.

Jade Biosciences Contact

Priyanka Shah

Media@JadeBiosciences.com

IR@JadeBiosciences.com

908-447-6134

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2026	December 31, 2025
Cash, cash equivalents and investments	$311,295	$336,158
Other assets	8,138	13,623

Total assets	$319,433	$349,781

Total liabilities	$22,971	$17,263

Total stockholders’ equity (deficit)	296,462	332,518

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$319,433	$349,781

JADE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Operating expenses
Research and development(1)	$36,053	$20,023
General and administrative(2)	7,392	3,361

Total operating expenses	43,445	23,384

Loss from operations	(43,445)	(23,384)
Other income (expense):
Interest income	3,102	615
Change in fair value of Convertible Notes payable(3)	—	(15,400)
Other expense	(9)	—

Total other income (expense), net	3,093	(14,785)

Net loss before income tax expense	(40,352)	(38,169)

Income tax expense	(16)	—

Net loss	(40,368)	(38,169)

Other comprehensive income (loss):
Currency translation adjustment	$2	$—

Unrealized loss on investments	$(473)	$—

Comprehensive loss	$(40,839)	$(38,169)

Net loss per share attributable to common stockholders, basic and diluted	$(0.57)	$(12.10)

Net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	$(573.44)	$—

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	57,777,165	3,155,500

Weighted-average shares used in computing net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	12,622	—

(1)	Includes related party amounts of $4.3 million and $7.8 million for the three months ended March 31, 2026 and March 31, 2025, respectively.
(2)	Includes related party amounts of $0.2 million and $0.1 million for the three months ended March 31, 2026 and March 31, 2025, respectively.
(3)	Includes no related party amounts for the three months ended March 31, 2026 and $3.3 million for the three months ended March 31, 2025.